Exhibit 99.1

WorldGate Communications, Inc. Earnings Conference Call for the Fiscal Year ended December 31, 2009

Operator’s Introduction
Welcome to the WorldGate Fourth Quarter and Year Ending 2009 Earnings conference call.  Just a reminder, today’s call is being recorded.  At this time, I would like to turn the call over to Mr. George Daddis, WorldGate’s Chief Executive Officer.

George Daddis
Hello everyone and welcome to our Fourth Quarter and Year Ending 2009 earnings conference call.   Speaking on the call today with me, will be Chris Vitale, our General Counsel and Joel Boyarski, our Chief Financial Officer.

To get us started, I am going to turn the call over to Chris.

Chris Vitale
Thank you, George.   Hello everyone.
WorldGate intends to utilize the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements made during this presentation. The forward-looking statements include statements regarding WorldGate's operating strategy going forward.  These statements are based on WorldGate's current expectations and are subject to risks and uncertainties set forth in WorldGate's 2009 Annual Report on Form 10-K and in our preliminary proxy statement filed March 29, 2010.  As a result, WorldGate's actual results could differ materially from these statements. This presentation is being made on the 6th of April, 2010.  The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, WorldGate will not be reviewing or updating the material that is contained herein.

George
Thank you, Chris.    Now I’d like to introduce Joel so he can go over our financial results.

Joel Boyarski

Thank you, George. Good afternoon everyone. What I would like do today is briefly review our revised accounting treatment of the WGI and ACN transactions, and then briefly review the year end 2009 financial results.  I will then touch on the proposed reverse stock split and some of the significant transactions subsequent to the fourth quarter ended December 31, 2009 which are meaningful for us going forward.

Restatement of Financials
Since the year end financials have been impacted by certain restatements we have made I will first review the nature of these restatements.

On March 29, 2010, we determined that our quarterly financial statements for the fiscal quarters ended June 30, 2009 and September 30, 2009 should no longer be relied upon.  After reviewing comments from the Securities & Exchange Commission, the issues raised in management’s discussions with the staff of the SEC, the literature cited by the SEC, and the documentation relating to certain transactions with WGI and ACN, we determined that we should revise our original accounting for the WGI and ACN transactions.

We had previously determined that the value received by WGI in the transaction exceeded the fair value received by us by approximately $74 million and we initially accounted for $60 million of such excess in fair value as a deferred revenue asset and the balance of such excess in fair value as an expense of approximately $14 million.  We have now determined that the value received by WGI in connection with the closing of such transactions should be reflected as an equity transaction valued at approximately $7 million (which is the sum of the fair value of the consideration given by WGI to us in exchange for the securities issued by us to WGI).  As a result, each of the Form 10-Qs for the fiscal quarters ended June 30, 2009 and September 30, 2009 has been restated to reflect the reversal of the entries originally recorded for this excess in fair value, including (a) the reversal of an expense of approximately $14  million, (b) the reversal of the recording of a deferred revenue asset of $60 million and (c) the reversal of a credit originally recorded to the additional paid in capital account on our balance sheet.

In addition, the deferred revenue asset of $60 million would have offset $60 million of future revenue from ACN pursuant to the Master Purchase Agreement.  As a result of the revision to the accounting, there will be no deferred revenue asset of $60 million and therefore no offset of such amounts against future revenue from ACN pursuant to the Master Purchase Agreement.  Any future revenue from ACN pursuant to the Master Purchase Agreement will be recognized as revenue consistent with applicable general accepted accounting principles, including an offset to such revenue related to the issuance to ACN of a warrant to purchase up to approximately 41 million shares of our common stock as the warrant becomes exercisable pursuant to its terms.

The result of this restatement is that the going forward accounting will be less complex and easier to communicate to shareholders and more important there will be no $60 million offset to the ACN revenue going forward, though as I already noted, there will be revenue offsets related to the value of the ACN warrants earned.

Financials- Year End Summary
Let me now turn to a brief review of the financials. The financials for the year ended December 31, 2009 reflect a transition from our old to our new business model. The year was marked by the development toward a new voice and video phone and the establishment of the infrastructure necessary to implement the new business model.  The financials also reflect the restatement I noted earlier.

Revenues for the year ended December 31, 2009 were approximately $1.8 million primarily reflecting approximately $700 thousand of product sales to VRS operators as well as approximately $725 thousand resulting from the resolved arbitration proceedings with Aequus whereby Aequus agreed to terminate our obligation to provide certain prepaid engineering services pursuant to a previous agreement with Aequus.  In addition our recurring service revenues were approximately $400 thousand. Gross margin for the year ended 2009 was approximately $360 thousand.

Operating expenses for the year ended December 31, 2009 were approximately $8.5 million, an increase of approximately $1.9 million versus the previous year as we increased efforts toward the development of our new video phone and operating platform. The expenses reflected increased staffing related to the transition to the new business model, including increased engineering and executive staff, while paying current period and accruing future period severance expenses related to officers that were terminated.

The net loss for the year ended December 31, 2009 was approximately $6.3 million compared to loss of approximately $9.3 million for the prior year.

Cash amounted to approximately $580 thousand as of December 31, 2009.

Recent Transactions
On the previous conference call I spoke about the steps we had taken to improve our cash position to help support us during the development stage of our business model.  I would like to highlight today that we have taken several additional steps that will help our cash position as we move from the development phase into the commercial availability phase of our business model.

First, as we previously announced on October 28, 2009, we entered into a Revolving Loan and Security Agreement with WGI pursuant to which WGI will provide us a line of credit in a principal amount of $3 million. To provide us additional financial flexibility on March 9, 2010 the principal amount of the line of credit was increased by an additional $2 million to $5 million in total. The terms of the credit line remained the same.

On April 6, 2009 we entered into a commercial relationship with ACN pursuant to which we agreed to design and sell video phones to ACN and ACN committed to purchase 300,000 videophones over a two-year period.  On March 30, 2010, we announced an amendment to the Master Purchase Agreement with ACN, which among other changes amended the Master Purchase Agreement as follows:

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As soon as practicable after we provide a demonstration to ACN of the working video phone contemplated by the Master Purchase Agreement, ACN will issue its first purchase order under the Master Purchase Agreement for 80,000 video phones.

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ACN will pay us 50% of the purchase price for video phones pursuant to a purchase order generally five (5) weeks prior to the delivery of video phones to ACN at our manufacturing facility.  ACN will pay us the remaining 50% of the purchase price upon delivery of the video phones to ACN at our manufacturing facility.

The change in payment terms I just described has the beneficial effect of providing significant working capital to help support our growth during the capital intensive period related to the ramp up of sales.

As a result of the increased credit line with WGI and the revised accelerated payment terms of the Master Purchase agreement with ACN I just described, coupled with the planned completion of the development of the Company’s new voice and video phone and the commencement of delivery of these new video phones expected in May 2010 at our manufacturing facility in Asia, and our current forecast for the sales of our product and services, including the placement of purchase orders for the purchase of units by ACN, we believe we have achieved two significant accomplishments. First, we believe that we will have sufficient working capital to support our current operating plans through at least December 31, 2010 which has helped us remove, for the first time in many years, the language in our 10-K relating to the doubt about our continuing as a going concern.  Second, we have succeeded in establishing a financial foundation necessary to exit the development phase and begin our revenue growth phase.

Reverse Stock Split
I would now like to briefly address the reverse stock split that we recently noted in the filing last week of our preliminary proxy.

The reverse stock split is intended to increase our per share stock price to better enable us to list the Common Stock on a national securities exchange, such as NASDAQ.  We believe that if we are successful in maintaining a higher stock price following the reverse stock split, the stock will generate greater interest among professional investors and institutions, which we anticipate would result in greater liquidity and a stronger investor base.  Alternative markets like the OTC Bulletin Board, on which we are currently listed, are generally considered to be less efficient and not as widely followed as national securities exchanges, such as NASDAQ.

In order for us to list our Common Stock on a national securities exchange, such as NASDAQ, we must satisfy certain listing standards, one of which requires a certain minimum bid price for shares of common stock.  We believe that this is the primary initial listing standard that we do not meet in order for us to list our stock on such exchanges. We believe that the reverse stock split would help us satisfy the applicable minimum bid price listing standards.

I encourage you to review our proxy for more detailed explanations of the proposed reverse stock split and the associated benefits and inherent risks.

With that I would now like to turn the call over to George.
George
Thank you, Joel.

As you can imagine, 2009 was a pivotal year in WorldGate’s history.  On April 6, 2009, WGI and WorldGate completed a transaction giving WGI a controlling interest in the Company.  The company immediately started to execute on a new vision to transform WorldGate, into a leading force in the drive to real-time video communications.

Highlighting some of the changes made in 2009 as a result of the WGI transaction:

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We built a new Board of Directors with extensive telecommunication industry experience along with proven track records in growing start-ups and small companies into larger, highly profitable companies was successfully installed.

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We made immediate changes and additions to the senior management team to better align the company to our new direction.   In areas such as operations, sales, marketing and general management, we added seasoned leaders with the capabilities and track record to bring our vision for WorldGate to fruition.

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WorldGate’s Engineering team was expanded, resourced and focused their efforts on designing, developing and delivering our Next Generation Video Phone.  This is a completely redesigned video hardware and software platform that will support our video communications business for the next several years.

And finally, we introduced a new business model.  I’ll take a moment to review it with you now:

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WorldGate is transitioning from a model focused primarily on one-time digital video phone equipment sales to delivering an integrated video telephony solution.  We will not only offer what we believe is our industry leading consumer video phones but we will also provide a turnkey digital voice and video phone service.  By building a service that is able to not only provide video telephony, but also serve as a home’s primary telephone service, we enable a recurring-revenue based business model that encourages service loyalty and one where we are able to bundle in the cost of the video phone itself – similar to how mobile phones are packaged with services in the mobile industry.  The end result is a lower start-up cost to the consumer driving faster market adoption.  Further, we believe WorldGate will be unique in the market in that we will offer an end-to-end solution – digital video phones fully integrated with a digital voice and video phone service.

•	So now when we go to market, we see the following channels for our new Ojo Vision Video Phone and our new “Turn-Key” Digital Video Phone Services Platform.

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In the Agent Retail Channel, we will be selling digital voice and video phone service to residential customers using agent sales partnerships.  Our ability to provide a turnkey recurring revenue service business makes this an attractive addition to the business model of many companies focused on the residential market but without a telecommunication infrastructure or background in telecommunication sales.  Examples of customers in this channel include Direct Selling Companies; Online Marketing and Online Retail Marketing Companies; Electronic and Retail Stores; and Distribution companies with consumer service offerings.

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In the Wholesale Channel, we will be selling the Ojo Vision Video Phone and selected modules of our “Turn-Key” service offering such as customer service, billing, network and supply chain distribution, depending on the specific customer requirements.   Here the focus is on customers who already operate a portion of the service infrastructure, including telecommunication companies, VoIP service providers and select vertical providers in the Video Relay Service for deaf and hard-of-hearing, Education and Healthcare Services markets.

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In the OEM Direct Channel, we will be selling Ojo Video Phones directly to telecommunications service providers who already have a complete digital voice and video management and network infrastructure, such as Incumbent Service Providers, CLECs, International Telecom Service Providers and Cable Service Providers.

Now that we have a common understanding of the new business model, I’d like to look at our business in 2010.   We’ll begin by highlighting some key industry trends.

There is a tremendous amount of activity in the industry driving the demand for video and video communications go forward.  Consumers have embraced and are now demanding video in everything they do.  Some estimates are that up to 90% of the traffic on the internet is now video, as Consumers are watching movies, news, video clips, engaging in social networking, texting video’s, PC-to-PC video chat, and more.  And our industry is rising to meet this new demand.  We’ve seen recent business video phone and conferencing telepresence announcements in the business markets from equipment providers like Polycom, Cisco and numerous others regarding their video communication strategies for higher-end businesses, also reflect the increasing importance of video in our everyday lives.  In-stat Market Research estimates within five years, nearly 10 million business media phones will be shipped annually.  And last month, Cisco introduced their new internet router which they claim have enough capacity to handle simultaneous video calls for every person in China.  Specifically quoting John Chambers, Cisco’s CEO, “Video is the killer app.  Video brings the Internet to life and most of the devices that will be coming on the network will evolve quickly into video”.

Clearly this is a market on the move.  And as WorldGate, we are already there.

With customers like ACN selling 15,000 to 20,000 consumer video phones per month and our new next generation video phone a month away, we believe WorldGate is well positioned to capture a significant portion of the video communications market.  A market that we believe is proven, but as of yet, untapped.

Mirroring the above market activity, over the past few months as we’ve started and accelerated our sales efforts, we have approached and been approached by many different prospective customers across the different video communication market segments that we are focused on, and most are very interested in our next generation video phones and our ability to pair these phones with our turnkey services offering.   Active prospect discussions include:

•	OEM – Including telecom carriers, cable service providers and VoIP service providers.

•	Wholesale – Including VoIP service providers and selected verticals like Video Relay Service Providers.

•	Turn-Key – Including direct selling companies, retail, SMB/SOHO agents and other distribution companies.

While I won’t go into any specifics, I can tell you the Sales and Marketing team is very enthusiastic about the upcoming next generation video phone launch and is very actively working a healthy sales funnel.

Additionally, we have decided on the name for our new video phone.  In fact, we decided on a naming strategy for the company as we go forward in the market and I would like to spend a minute to review it with you now:

The holding company will be WorldGate.  Underneath this holding company are two divisions.  Division 1 is Ojo Labs and is the engineering and manufacturing division of the company.  Division 2 is Ojo Services and is the turn-key digital voice and video phone services division of the company.  And the name of our new, next generation consumer video phone is……. Ojo Vision.  Putting it into practice, Ojo Services will sell the Ojo Vision video phone manufactured by Ojo Labs.

With all of that as a backdrop, I am happy to report that we continue to make great progress in the four pillars of our 2010 plan.  The four pillars are:

1.	Our Financial Foundation
2.	The development of our Next Generation Digital Video Phone
3.	The development and introduction of our new “Turn-Key” Digital Voice and Video Phone Services
4.	And investing in our Team.

Financial Foundation

We’ll begin with our financials. Joel has reviewed some of the specifics around several of our recent financial transactions. I’d like to set these in the context of our business for you now.

For 2010, we have two primary goals:

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First, we will improve visibility and liquidity to our investors by moving to a national stock exchange such as NASDAQ. As you have seen in our recent proxy statement, reorganizing our equity structure through a reverse stock split is one of the first steps we will take to enable such a listing.

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Our second goal is to establish a strong financial footing enabling a drive to strong revenue growth and profitability. The extension of our credit line with WGI to $5M coupled with the accelerated payment terms from our imminent deliveries of video phones to ACN provide us with this financial foundation. Sales and marketing activities and continued expansions of our product line are all enabled as well as the removal of any going concern issues from our financial statements.

Now I’d like to review with you the second pillar of our plan and give you an update on the development of our Next Generation Digital Video Phone Platform.

Next Generation Digital Video Phone Platform

We have completely redesigned, reengineered and are developing a totally new video hardware and software platform that will support our video communications business for the next several years.

Utilizing this new video platform, the development of our first next generation digital video phone, Ojo Vision, is on-time and tracking to our previously announced schedule.  And next week, we plan to officially start the hardware production lines, which will allow us to start shipping video phones to our customers in May.  Let me review a few of the milestones with you:

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After a comprehensive search and negotiation process to identify and select our contract manufacturing partner, we are pleased to be partnering with Kenmec Mechanical Engineering, a Taiwan company with manufacturing facilities in Taiwan and China.  They are a world class manufacturing company with more than 30 years experience in high-tech manufacturing.

•	Working with our new partner Kenmec, we met our unit manufacturing cost target, which is significantly lower than the unit manufacturing cost of our Ojo PVP-900R model video phone.

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The early production units produced by Kenmec have passed hardware certification and the tooling has been approved.  The initial beta test video phones have already been produced by Kenmec and are actively being tested by WorldGate, as well as undergoing Engineering evaluation trials with  ACN.  As I mentioned above, commercial hardware production is slated to start next week with the first deliveries to ACN scheduled in May for their customer availability in June.

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Pre-Production Software was released in March as planned with incremental software releases on track for late April and early May as we work to finalize our network software production load in May 2010.

•	Starting in June 2010, we also have several large OEM opportunities where we’ll be commencing engineering evaluation trials.

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And finally, due to demand, we have accelerated our international deployment schedule for planned introductions into the European Union Countries in July 2010 and into Australia and New Zealand in August/September 2010.  Additional country certifications are planned to follow.

You may have noticed that I have been using the world “platform” to describe our current development initiative.  That is because what we are developing is so much more than just our next digital video phone – We are developing a next generation Digital Video Phone Platform.  Leveraging this new platform, we plan on developing a full line of digital video phones to support not only the requirements of the consumer market, but the small and home office business market as well.  We also plan on introducing new features and functionality, while opening the platform for 3rd party development and 3rd party applications.  And we plan on doing this with a continuing effort to push video quality higher while trying to drive costs lower to provide the best value possible to our partners and customers.

Knowing all of this, you now understand why ACN so confidently committed to purchase more than 300,000 video phones over the next two years.  They like many of our partners and customers want differentiation – and they’ll get it with WorldGate Quality that will deliver a stunning, true-to-life communication experience.

Now I’d like to transition to a review of our progress on the third pillar of our plan, which is the development and deployment of our “Turn-Key” Digital Voice and Video Phone Services platform.

“Turn-Key” Digital Voice and Video Phone Services Platform

As much of the industry knows, building an indirect channel and the infrastructure necessary to support it is a difficult task.  I am happy to announce our system development and deployment tracked to our previously announced schedule and we turned up our first partners and related customers on our new platform in March, 2010.
As you can imagine, many of our current signed partners, as well as our prospective partners are waiting for the delivery of our new Ojo Vision Video Phone in June.  In addition, the market implementation by each partner will vary significantly both in scope and timing depending on the partner’s rollout schedule.  Some will be ready to implement within 60 days, while others will take significantly longer.  We expect that our services revenue will start to accelerate after the introduction of the Ojo Vision Video Phone.

If you’d like to see our “Turn-Key” services platform in action, please go to www.wgatephone.com.

And with that, I think this is a good time to transition to the fourth pillar of our plan – investing in our team.

Investing in our Team

I believe that the most important asset of any company lies in its people, and therefore WorldGate’s ability to successfully meet the challenges imposed by our new business model rests in the strength of its team. Over the past several months, we have invested in and shaped our staffing plan. We have selectively added new individuals to our Engineering team to help us accelerate the development schedule and efforts around our next generation digital video platform.  Additionally, we have added a few new individuals to our Sales and “Turn-Key” Services Operations Team.  Go forward, we will continue to selectively add resources as we make progress on our 2010 and 2011 plans.

Because we are growing and moving forward on multiple fronts, we have been looking for new office space very close to our current WorldGate headquarters in the Trevose area.  Two weeks ago we announced our new offices will be located at the Horizon Corporate Center, located in Bensalem, PA, approximately 30 minutes north of Philadelphia.  Given the current real-estate market conditions, we were able to secure a lease with a brand new, Class A, corporate center – one of the most attractive buildings in our region.  We are very excited about our move as it will be designed and built-out to our unique specifications.  In addition to a modern workspace, there will be multiple engineering labs designed for research and development, system and network integration, interoperability testing, quality control and assurance, acoustics’ engineering, and certification management.  We are planning our move to the new location for the August, 2010 timeframe.

In summary,

•	Our Financial Foundation continues to get stronger.

•	The development and deployment of our Next Generation Digital Video Phone, Ojo Vision, is on-track for May customer deliveries.

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The development and introduction of our new “Turn-Key” Digital Voice and Video Phone Services was deployed on time, our initial customers were turned up in February and we are poised to start accelerating revenues following the launch of the Ojo Vision Video Phone.

•	And finally, we continue to selectively grow our Team, bringing the best of the best together, to deliver the highest quality video communication experience to consumers.

When I joined the company seven months ago, I was attracted by WorldGate’s extraordinary video technology and my belief the timing of the market opportunity for video communications was poised to take off.  And given everything we’ve accomplished over the past several months, and everything I’ve experienced in the market and in my discussions with both current and prospective customers, I am more convinced than ever that our vision to bring innovative video technology to consumers with a commitment to build significant long-term shareholder value is right, and the market opportunity for video communications is now.

At this time, I am going to ask the operator to come back on and help us as we open the call for Questions and Answers.